Exhibit 99.1

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Reports EU Announcement

Richmond, VA, October 21, 2004 / PRNEWSWIRE

Universal Corporation (the “Company”) announced today that the European Commission Competition Directorate has issued a press release stating that it has imposed fines on “five companies active in the raw Spanish tobacco processing market” totaling €20 million (about $25 million) for “colluding on the prices paid to, and the quantities bought from, the tobacco growers in Spain.” The Company’s Spanish subsidiary, Tabacos Espanoles S.A. received a fine of €108,000 (about $135,000). Despite the fact that it does not participate in the raw (green) Spanish tobacco market, as it neither purchases nor processes raw Spanish tobacco, the Company’s Italian subsidiary, Deltafina SpA. (“Deltafina”), was fined €11,880,000 (about $15 million). Deltafina does, however, purchase processed tobacco from Spanish tobacco processors. The fine assessed on Deltafina is considerably greater than the fines levied on the other named parties because, according to the Commission’s press release, Deltafina “is the biggest buyer in the Spanish tobacco processing sector and also acted as the cartel leader.” The Company believes that the statement above from the Commission contains several references that cannot be reconciled with the Commission’s Statement of Objections and the facts. Although the Commission has not rendered the full text of its final decision, the Company and Deltafina currently expect that Deltafina will appeal the decision to the European Court of First Instance. Pending further assessment of the full decision when it is issued, the Company expects to record a charge for the entire amount of the fines imposed on its subsidiaries in its financial results for the quarter ended September 30, 2004.

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the nine-month transitional year that ended on March 31, 2004, were approximately $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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